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Filed Pursuant to Rule 424(b)(3)
File No. 333-117968

         PROSPECTUS

$600,000,000

IMCLONE SYSTEMS INCORPORATED

1 3/8% Convertible Notes Due 2024 and the Shares of Common Stock
Issuable Upon Conversion Thereof

        Holders of our 1 3/8% Convertible Subordinated Notes due 2024 may offer for sale the notes and the shares of our common stock into which the notes are convertible at various times at market prices prevailing at the time of sale or at privately negotiated prices.

        All selling holders must deliver this prospectus to purchasers at or prior to the time of any sale of the notes or common stock issuable upon conversion of the notes.

The Notes

• Aggregate principal amount:	$600,000,000
• Interest:	1 3/8% per year
• Conversion price:	$94.69 per share, subject to conversion rate adjustments
• Maturity:	May 15, 2024

The Common Stock

        Our common stock is quoted on the NASDAQ National Market under the symbol "IMCL". On July 25, 2005, the closing price of our common stock on the NASDAQ National Market was $35.08 per share.

Conversion

  •
  Holders can convert all or any portion of a note into our common stock upon:

    • satisfaction of a market condition;
    • satisfaction of a trading price condition;
    • notice of redemption; or
    • the occurrence of specified corporate transactions.

Redemption

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  Beginning May 20, 2009, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the outstanding principal amount to be redeemed, plus accrued and unpaid interest.

Repurchase

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  We may be required to repurchase all or any portion of the notes at 100% of the outstanding principal amount to be repurchased, plus accrued and unpaid interest, on certain specific repurchase dates.

  •
  We may be required to repurchase all or any portion of the notes at 100% of the outstanding principal amount to be repurchased, plus accrued and unpaid interest, in the event of certain designated events.

        The notes and the common stock offered in this prospectus involve a high degree of risk. Consider carefully the risk factors beginning on page 6. See also Special Note Regarding Forward-Looking Statements on page 17.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any contrary representation is a criminal offense.

August 9, 2005

        In this prospectus, "ImClone," "we," "us" and "our" refer to ImClone Systems Incorporated, and "common stock" refers to ImClone's common stock, par value $0.001 per share.

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PROSPECTUS SUMMARY

        This summary highlights more detailed information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus and the incorporated documents carefully, especially the risks discussed under "Risk Factors."

ImClone Systems Incorporated

Overview

        We are a biopharmaceutical company whose mission is to advance cancer care by developing a portfolio of targeted biologic treatments designed to address the medical needs of patients with cancer. We conduct scientific research on what we believe are two promising strategies for treating cancer:

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  growth factor blockers, and

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  angiogenesis inhibitors.

        A growth factor receptor is a molecule inside or on the surface of a cell that binds to a specific substance and regulates cell division and survival. Growth factor blockers competitively bind to growth factor receptors and as a result inhibit growth of tumors, which are dependent upon activation of such receptors for cell division and survival. Angiogenesis is the natural process of new blood vessel growth. Tumors require the production of new blood vessels to ensure an adequate supply of blood for the tumor. Angiogenesis inhibitors prevent angiogenesis and have the potential to slow or halt tumor growth.

        Any product that we may develop from our scientific research efforts cannot be marketed in the United States until it has been approved by the United States Food and Drug Administration (or the FDA), and then can only be marketed for the indications and claims approved by the FDA. The FDA approval process is very lengthy, requires a significant amount of expenditure and also requires substantial laboratory and clinical information on the product for which approval is sought.

        Our lead product, ERBITUX® (Cetuximab), received approval from the FDA in February 2004 and marketing approval in Switzerland and the European Union in December 2003 and June 2004, respectively, for treatment of certain cancers of the colon or rectum. ERBITUX is an IgG1 chimerized (part human, part mouse) antibody. ERBITUX, which acts as a growth factor blocker, targets a natural protein called "epidermal growth factor receptor," or EGFR, on the surface of cancer cells by binding to EGFR and inhibiting the growth of such cancer cells which are dependent on the activation of EGFR for cell division and survival. ERBITUX has been approved for use in combination with irinotecan (another drug approved to treat colorectal cancer) in the treatment of patients with EGFR-expressing, colorectal cancer that has spread to other parts of the body who no longer respond to treatment with irinotecan. ERBITUX also has been approved for use as a single agent in the treatment of patients with EGFR-expressing, colorectal cancer that has spread to other parts of the body who cannot tolerate irinotecan. In addition, following the completion of a Phase III clinical trial for head and neck cancer and discussions with the FDA, we have announced our intention to seek approval in the third quarter of 2005 for use of ERBITUX in combination with radiation and as a single agent in the treatment of head and neck cancer. ERBITUX is also currently in Phase III clinical trials for a certain type of lung cancer, other colorectal cancer populations and pancreatic cancer.

        In addition to ERBITUX, we are studying the ability to treat various kinds of cancer by developing antibodies that target certain cellular receptors critical to cancer cell multiplication and survival. In pre-clinical studies, these antibodies have been shown to inhibit cancer cell growth mechanisms and nutrient supply to tumor cells as well as interfere with the ability of many types of cancer to survive under the adverse conditions generated by radiation or chemotherapy. Among those agents being developed to inhibit cancer cell growth mechanisms is IMC-11F8, an antibody that targets the EGFR, and among those targeting tumor cell nutrient supply, or angiogenesis (the formation of blood vessels), is IMC-1121b, an antibody that targets the vascular endothelial growth factor receptor-2.

Both of these agents have shown the ability to work effectively with chemotherapy in preclinical settings.

        We also continue to work with cancer vaccines, including an ongoing Phase I study of GP75 in melanoma. No further clinical studies of BEC2, a monoclonal antibody we were developing as a cancer vaccine, will be sponsored by us subsequent to the failure of the SILVA study to meet its endpoints in small cell lung cancer. Following the analysis of this Phase III data in small cell lung cancer, we and Merck KGaA agreed to discontinue further development of BEC2.

        We conduct our research and clinical studies in collaboration with various academic institutions. We develop, promote and market our product, ERBITUX, pursuant to certain agreements in collaboration with other corporations, principally Bristol-Myers Squibb Company (or BMS) through its wholly owned subsidiary E.R. Squibb & Sons, L.L.C. (or E.R. Squibb) and Merck KGaA. We are co-promoting and have supported the commercial launch of ERBITUX in the United States with BMS through E.R. Squibb and have granted Merck KGaA rights to market ERBITUX outside the United States and Canada. Our agreements with BMS and Merck KGaA provide us with certain royalties on BMS and Merck KGaA's sales of ERBITUX.

        Our revenues are derived from four primary sources:

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  license fees and milestone revenue,

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  manufacturing revenue,

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  royalty revenue, and

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  collaborative agreement revenue.

        License fees and milestone revenue primarily consists of up-front and milestone payments relating to ERBITUX received under our agreement with BMS and E.R. Squibb and milestone payments relating to ERBITUX received under our agreement with Merck KGaA. Manufacturing revenue consists of revenue earned on the sale of ERBITUX to BMS and Merck KGaA for subsequent commercial resale. Royalty revenue is based on third party sales of our licensed products and technology. We currently earn royalty revenue on sales of ERBITUX by BMS and Merck KGaA. Collaborative agreement revenue consists primarily of reimbursements from BMS and Merck KGaA under our collaborative agreements.

        We are faced with a number of risks and challenges that create a degree of uncertainty as to the continued commercial success of ERBITUX and the successful development and commercialization of additional products or additional indications for ERBITUX. These risks and challenges include the extensive governmental regulation of biopharmaceutical products, the high cost of research and development, competition from other biopharmaceutical companies and our reliance on collaborators to develop and market our products.

Our Clinical Development Programs

        ERBITUX Cancer Therapeutic—We and our partners, Merck KGaA and BMS, are conducting clinical studies to investigate the broader use of ERBITUX in colorectal cancer. These studies include Phase II and Phase III trials evaluating ERBITUX as a single agent or in combination with irinotecan, or as second-line therapy in combination with oxaliplatin or irinotecan, or as first-line therapy, in patients with epidermal growth factor receptor-expressing metastatic colorectal cancer who did not respond to irinotecan-based chemotherapy, or in patients with metastatic colorectal cancer. First-line therapy is the first type of therapy given for a condition or disease and second-line therapy is given when the initial treatment (first-line therapy) does not work or stops working. Third-line therapy is treatment that is given when both first- and second-line therapies do not work or stop working.

        We and our partners are also conducting Phase I/II, Phase II and Phase III clinical studies to evaluate the therapeutic use of ERBITUX in patients with head and neck cancer. In addition, Phase II and III clinical studies are underway to determine the therapeutic potential of ERBITUX in patients with non-small cell lung cancer. We and our partners are also conducting Phase I/II and Phase III clinical trials investigating the therapeutic use of ERBITUX in patients with pancreatic cancer.

        Human Monoclonal EGFR Inhibitor—We have developed a fully human monoclonal antibody, referred to as IMC-11F8, which targets the human EGFR. IMC-11F8 is a high affinity antibody that blocks ligand-dependent activation of the EGFR. Pre-clinical in vitro studies have shown that IMC-11F8 inhibits EGFR activation, downstream signaling pathways and growth of human tumor cells. In pre-clinical human tumor xenograft models, IMC-11F8 suppresses the growth of EGFR-positive tumors and enhances the activity of chemotherapeutic drugs when used in combination. We have received approval to begin Phase I clinical trials of IMC-11F8 from the National Institute for Public Health and the Environment (RIVM), the Dutch regulatory agency. The first patient began treatment in fourth quarter of 2004 in a Phase I clinical trial of patients with solid tumors. The two-center study is being conducted at the Free University in Amsterdam and Utrecht University in Utrecht, and is designed to evaluate the safety and pharmacology of IMC-11F8 administered weekly or bi-weekly by intravenous infusion. The trial is expected to enroll up to 40 patients.

        Monoclonal Antibody Inhibitors of Angiogenesis—Angiogenesis is the natural process of new blood vessel growth. Vascular endothelial growth factor (or VEGF) is one of a group of molecules that helps regulate angiogenesis. Tumor cells, as well as normal cells, produce VEGF. Once produced by the tumor cells, VEGF, upon binding to its receptors, stimulates the production of new blood vessels and ensures an adequate blood supply to the tumor, enabling the tumor to grow. We believe that interference with the binding of VEGF to its principal receptor—the kinase insert domain-containing receptor (or KDR), inhibits angiogenesis and potentially can be used to slow or halt tumor growth. We have identified antibodies that block the binding of VEGF to KDR.

        In 2003, we initiated pre-clinical development of an anti-KDR antibody, IMC-1121B. We filed an Investigational New Drug Application (or IND) for IMC-1121B in July 2004 and have initiated clinical studies assessing its potential for angiogenesis inhibition in cancer patients during the fourth quarter of 2004.

        Cancer Vaccines: BEC 2 and GP75—A cancer vaccine works by the administration of an antigen or the mimic of an antigen that is found on the surface of certain types of cancer cells. Such treatment is intended to activate immune responses and in turn to protect against metastasis or recurrence of the tumor. A cancer vaccine generally will be given after the tumor has responded to initial treatment.

        BEC2 is an antibody that we are developing as a cancer vaccine. BEC2 mimics GD3, a molecule expressed on the surface of several types of cancer cells. By mimicking GD3, BEC2 stimulates an immune response against cells expressing GD3. In conjunction with Merck KGaA, we have completed a 570-patient multinational pivotal Phase III study for BEC2 in the treatment of limited disease small-cell lung cancer. The study examined patient survival two years after a course of therapy. Enrollment was completed in the third quarter of 2002. Data from this study was presented at the June 2004 ASCO conference. The study demonstrated no improvement in survival, progression-free survival or quality of life was provided by the vaccination. There was no indication that any subgroup of patients benefited from vaccination. Following the analysis of the Phase III data in small cell lung cancer, we and Merck KGaA agreed to discontinue further development of BEC2.

        GP75 is a murine DNA-based melanoma, a form of skin cancer, vaccine against the human melanoma antigen gp75. Animal studies have shown that a gp75 cancer vaccine is effective in creating an immune response in the body of the animal against melanoma cells, and may prevent or inhibit growth of experimental melanoma tumors in mice. We submitted an IND for a gp75 DNA vaccine, and commenced Phase I human clinical studies with this vaccine in March 2002. This dose finding and proof of principle study has completed enrollment. The primary objective of the study is to establish the antigenicity of the vaccine, as measured by the production of antibodies to gp75 resulting from vaccination.

Research Programs

        Research on Growth Factor Blockers—We are conducting a research program to develop blockers of the cell-signal transduction pathways of a class of enzymes referred to as tyrosine kinases. These pathways have been shown to be involved in the rapid proliferation of tumor cells. We are developing antibodies to block the binding of growth factors to a number of cellular receptors that trigger these pathways, thereby potentially inhibiting cell division and tumor growth. Current research includes EGFR inhibitors, modulators of apoptosis (programmed cell death) including insulin-like growth factor-1 receptor (IGF1R) inhibitors, VEGFR-1 inhibitors and platelet-derived growth factor receptor alpha (PDGFRa) inhibitors.

        Research on Angiogenesis Inhibitors—We are studying a VEGFR-2 inhibitor, an experimental antibody known as DC101, in animal models in order to support the clinical development of our IMC-KDR monoclonal antibody IMC-1121B mentioned above. We are also exploring the therapeutic potential of antibodies against vascular-specific cadherin, a molecule involved in blood vessel development, as another approach to angiogenesis inhibition. Because vascular-specific cadherin is important in the formation of capillary blood vessels in tumors, antibodies that inhibit vascular-specific cadherin may suppress tumor growth by cutting off adequate blood supply to the tumor. In addition, in connection with our research to block the binding of certain growth factors to their receptors, we have an exclusive license from the Ludwig Institute for Cancer Research to patent rights pertaining to VEGFR-3 inhibitors and the therapy of cancer. VEGFR-3 is thought to be involved in the metastatic spread of tumors via the lymphatic vessels and vascular angiogeneisis in tumors.

Small Molecule Drug Discovery

        In May 2005, we committed to a plan to discontinue our program of discovery of small molecules that inhibit the growth of cancer. This action was taken after completion of an evaluation of the research being conducted within the small molecule group, and considered the time horizon before commercial benefits would be realized.

Corporate Information

        We were incorporated under the laws of the State of Delaware on April 26, 1984. Our corporate headquarters and research facility are located at 180 Varick Street, New York, New York 10014. Our telephone number at this location is (212) 645-1405. Our website is located at http://www.imclone.com. We have provided our website address as an inactive textual reference only and the information contained on our website is not a part of this prospectus.

THE OFFERING

Securities Offered	$600,000,000 principal amount of 1 3/8% convertible notes due 2024.
Maturity Date	May 15, 2024.
Interest	1 3/8% per year on the principal amount, payable semi-annually in arrear in cash on May 15 and November 15 of each year, beginning November 15, 2004.
Conversion
You may convert the notes into shares of our common stock at a conversion rate of 10.5613 shares per $1,000 principal amount of notes, subject to adjustment, at any time prior to the close of business on the business day immediately prior to May 15, 2024, subject to prior redemption or repurchase of the notes, only under the following circumstances:
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on or prior to May 15, 2019, during any calendar quarter commencing after June 30, 2004 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter, and after May 15, 2019 if the closing sale price of our common stock exceeds 120% of the conversion price on the immediately preceding trading day (if the specified threshold is met during either period, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on the business day immediately prior to May 15, 2024); or

•
subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; or
• if the notes have been called for redemption; or
• upon the occurrence of specified corporate transactions described under "Description of Notes".
Redemption
We may redeem any of the notes beginning May 20, 2009 by giving you at least 30 days' notice. We may redeem the notes either in whole or in part at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date.
Financial Covenants	None.
Designated Event
If a designated event (as described under "Description of Notes—Repurchase at Option of the Holder Upon a Designated Event") occurs prior to the maturity of the notes, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date.
Repurchase at the Option of the Holder
You may also require us to repurchase your notes on May 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date.
Use of Proceeds	We will not receive any of the proceeds from the sale by the selling holders of the notes and the common stock issuable upon conversion of the notes.
Ranking
The notes are our unsubordinated unsecured obligations and rank equally with all of our existing and future unsubordinated unsecured debt and prior to all future subordinated debt. The notes are effectively subordinated to the extent of the collateral securing any of our indebtedness and to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
Nasdaq National Market Symbol	IMCL.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

        The prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below.

Risks Relating to Our Business

Royalty and manufacturing revenue from sales of ERBITUX represents a substantial portion of our revenues. If ERBITUX does not receive continued market acceptance, sales may not continue and we may not earn sufficient revenues.

        Our future growth and a significant portion of our future revenues will depend on the continued commercial success of ERBITUX, which is our only product that has received FDA approval. We cannot be certain that ERBITUX will continue to be accepted in the United States or in any foreign markets. A number of factors may affect the rate and level of market acceptance of ERBITUX including:

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  The perception by physicians and other members of the healthcare community of ERBITUX's safety or efficacy or that of competing products;

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  The effectiveness of BMS' sales and marketing efforts in the United States and effectiveness of Merck KGaA's sales and marketing efforts outside the United States;

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  Any unfavorable publicity concerning ERBITUX or competitive drugs;

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  The price of ERBITUX relative to other drugs or competing treatments;

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  The availability and level of third-party reimbursement for sales of ERBITUX;

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  The continued availability of adequate supplies of ERBITUX to meet demand; and

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  Regulatory developments related to the manufacture or continued use of ERBITUX.

        If the acceptance of ERBITUX does not continue, it will reduce our revenues which may impact the success of our business, the price of our common stock and our ability to meet our obligations on the notes.

We depend on BMS and Merck KGaA to co-promote, market and sell ERBITUX. If either BMS or Merck KGaA becomes unable to meet its obligations, it would impact our revenues and harm our business.

        Under our agreement with BMS, BMS has the exclusive right to distribute ERBITUX in the United States and Canada, in exchange for which we receive royalty payments of 39% of BMS' net sales of ERBITUX in the United States and Canada. Under our agreement with Merck KGaA, Merck has the exclusive right to market ERBITUX outside of the United States, Canada and Japan, in exchange for which we receive royalty payments based on Merck's gross profit from ERBITUX sales. These royalty payments from BMS and Merck represent a significant portion of our current revenues. In addition, we also receive milestone payments and reimbursements of various regulatory and clinical expenses as well as certain marketing and administrative expenses from BMS and Merck. If either BMS or Merck becomes unable to sell sufficient quantities of ERBITUX or otherwise unable to meet its contractual obligations, our revenues would be negatively impacted and it would harm our business.

We are subject to extensive governmental regulation. If we are unable to obtain or maintain regulatory approvals for our product or product candidates, we will not be able to market our product or further develop our product candidates.

        We are subject to stringent regulation with respect to product safety and efficacy by various international, federal, state and local authorities. Of particular significance are the FDA's requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Any biopharmaceutical that we may develop cannot be marketed in the United States until it has been approved by the FDA, and then can only be marketed for the indications and claims approved by the FDA. As a result of these requirements, the length of time, the level of expenditures and the laboratory and clinical information required for approval of a New Drug Application (or NDA) or a Biologics License Application (or BLA) are substantial and can require a number of years, and the ability to obtain regulatory approval is uncertain. In addition, after any of our products receives regulatory approval, it remains subject to ongoing FDA regulation, including, for example, changes to the product, manufacturing, or product label, new or revised regulatory requirements for manufacturing practices, additional clinical study requirements, restricted distribution, written warnings to physicians, a product recall, and withdrawal of a previously obtained approval.

        We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for any of the product candidates we are developing or that we can maintain or receive any additional necessary regulatory approvals for ERBITUX, and any delay in obtaining such approval or failure to maintain regulatory approvals could prevent us from marketing our product and would have a material adverse effect on our business.

        Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development or marketing process, which may affect our ability to obtain or maintain approval of our products.

Our potential revenues will diminish if our collaborators fail to obtain acceptable prices or adequate reimbursement for ERBITUX from third-party payors.

        All our revenues from ERBITUX are based on sales of the product by our two collaborators, BMS and Merck KGaA. The continuing efforts of government and third-party payors to contain or reduce the costs of health care may limit the revenues that we earn from sales of ERBITUX. If government and other third-party payors do not provide adequate coverage and reimbursement for our product, physicians may not prescribe it. In some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be federal and state proposals for similar controls. In addition, managed care initiatives in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that our collaborators receive for any of our products in the future. Further, cost control initiatives could impair or diminish our ability or incentive, or the ability or incentive of our partners or potential partners, to commercialize our other product candidates, and accordingly, our ability to earn revenues.

        Our ability to commercialize any other product candidates, alone or with collaborators, may depend in part on the availability of reimbursement from:

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  government and health administration authorities;

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  private health insurers; and

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  other third-party payors, including Medicare and Medicaid.

        Third-party payors, including Medicare, are increasingly challenging the prices charged for medical products and services. Government and other third-party payors increasingly are limiting both coverage and the level of reimbursement for new drugs and, in some cases, refusing to provide coverage for a patient's use of an approved drug for purposes not approved by the FDA.

Our royalty and collaborative agreement revenues could vary significantly and may adversely impact our business.

        Royalty and collaborative agreement revenues in future periods could vary significantly. Major factors affecting these revenues include, but are not limited to:

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  Variations in BMS' and Merck KGaA's and other licensees' sales of licensed products;

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  The expiration or termination of existing arrangements with our collaborative partners, particularly Merck KGaA and BMS, which may include development and marketing arrangements for our products in the U.S., Europe and other countries outside the United States;

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  The timing of U.S. and non-U.S. approvals, if any, for our products licensed to BMS, Merck KGaA and other licensees;

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  The initiation of new collaborative agreements with other companies;

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  Whether and when collaborative agreement benchmarks and milestones are achieved;

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  The failure of or refusal of a licensee to pay royalties;

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  The expiration or invalidation of our patents or licensed intellectual property;

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  Decreases in licensees' sales of our products due to competition, manufacturing difficulties or other factors that affect the sales of products; and

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  Disputes arising with respect to the interpretation of provisions in existing or future agreements with our collaborative partners.

        If we are unable to earn sufficient revenues from ERBITUX, our operating results or financial condition could be adversely affected.

We will be required to expend significant resources for research and development of our products in development and these products may not be developed successfully.

        Our only approved product is ERBITUX. Our product candidates are still undergoing clinical trials or are in the early stages of development. All of our product candidates under development will require significant additional research and development resources prior to their commercialization. Even if we spend substantial amounts on research and development, our potential products may not be developed successfully. If our product candidates on which we have expended significant amounts for research and development are not commercialized, we will not earn a return on our research and development expenditures, which may harm our business.

Competition from Avastin® could adversely affect the market share of ERBITUX in its approved indications, diminishing our revenues derived from ERBITUX sales.

        We have experienced significant competition for ERBITUX from Avastin® (bevacizumab). Avastin®, a non-chemotherapeutic biopharmaceutical product manufactured by Genentech, Inc., has been approved by the FDA as a first-line treatment for patients with metastatic colorectal cancer. In contrast, ERBITUX has been approved as a second-line and third-line therapy in the indications described under "Prospectus Summary—ImClone—Overview." We believe that, notwithstanding the fact that the FDA has approved Avastin® and ERBITUX for the treatment of metastatic colorectal cancer in different indications, physicians have prescribed Avastin® outside of its approved indication and within ERBITUX's approved indications. If physicians continue or accelerate such prescription of Avastin® outside of its approved indication, the prescription volume or market share of ERBITUX within its approved indications may be limited or may diminish. Because a significant portion of our revenues depends on the commercial success of ERBITUX within its approved indications, this would negatively impact our revenues and harm our business.

Difficulties or delays in product manufacturing and finishing could cause shortfalls in the supply of ERBITUX or our product candidates currently being developed which would harm our business and, in the case of ERBITUX, our ability to meet our obligations under the notes.

        Cardinal Health, Inc. is currently our sole provider of filling and finishing services—the final stage of manufacturing for ERBITUX. In addition, we currently manufacture ERBITUX at our BB36 manufacturing facility and through Cardinal Health, Inc. Any prolonged interruption in the operations of our or our contractors' manufacturing and finishing facilities could result in cancellations of shipments, loss of product in the process of being manufactured, or a shortfall of available product inventory. A number of factors could cause interruptions, including a failure of our or our contractors' manufacturing and finishing facilities to obtain FDA approval and maintain compliance with current good manufacturing practice requirements, changes in the FDA's regulatory requirements or standards that require modifications to our manufacturing processes, action by the FDA that results in the halting of production of one or more of our products due to regulatory issues or a contract manufacturer going out of business or other similar factors. Because our manufacturing and finishing processes and those of our contractors are highly complex and are subject to a lengthy FDA approval process and extensive ongoing regulation, alternative qualified production capacity may not be available on a timely basis or at all. We may also experience insufficient available capacity to manufacture existing or new products which could cause shortfalls of available product inventory. Difficulties or delays in our and our contractors' manufacturing and supply of existing or new products could increase our costs, cause us to lose revenue or market share and damage our reputation.

        Although the FDA has approved our BB36 manufacturing facilities and the facilities have passed multiple subsequent inspections, if we are unable to maintain FDA approval for BB36, it may cause shortfalls in our product inventory which would negatively impact our revenues and our business.

Our marketing partners may experience pressure to lower the price of ERBITUX because of new and/or proposed federal legislation, which would reduce our royalty revenue and may harm our business.

        New federal legislation, enacted in December 2003, has altered the way in which physician-administered drugs covered by Medicare, such as ERBITUX, are reimbursed, generally leading to lower reimbursement levels. The new legislation has also added an outpatient prescription drug benefit to Medicare, effective January 2006. In the interim, Congress has established a discount drug card program for Medicare beneficiaries. Both benefits will be provided primarily through private entities, which will attempt to negotiate price concessions from pharmaceutical manufacturers, including our collaborators. These negotiations may increase pressures to lower pricing for ERBITUX. While the new law specifically prohibits the United States government from interfering in price negotiations between manufacturers and Medicare drug plan sponsors, some members of Congress are pursuing legislation that would permit the United States government to use its enormous purchasing power to demand discounts from pharmaceutical companies, thereby creating de facto price controls on prescription drugs, such as ERBITUX. In addition, the new law contains triggers for Congressional consideration of cost containment measures for Medicare in the event Medicare cost increases exceed a certain level. These cost containment measures could include some sorts of limitations on prescription drug prices that our collaborators charge for ERBITUX which would reduce our royalty revenue and harm our business.

If we become subject to importation of products from Canada and other countries it will affect our profitability and harm our business.

        ERBITUX and other products that we may develop may become subject to competition from the importation of lower priced imports from Canada, Mexico, and other countries where government price controls or other market dynamics may make the products lower priced. The ability of patients and other customers to obtain these lower priced imports has grown significantly as a result of the Internet, an expansion of pharmacies in Canada and elsewhere targeted to American purchasers, the increase in U.S.-based businesses affiliated with Canadian pharmacies marketing to American purchasers, and other factors. Many of these foreign imports are illegal under current law. However, the volume of imports continues to rise due to the limited enforcement resources of the FDA and the U.S. Customs Service, and the pressure in the current political environment to permit the imports as a mechanism for expanding access to lower priced medicines.

        In addition, in December 2003 federal legislation was enacted to change United States import laws and expand the ability to import lower priced imports of pharmaceutical products from Canada, where there are government price controls. These changes to the import laws will not take effect unless and until the Secretary of Health and Human Services certifies that the changes will lead to substantial savings for consumers and will not create a public health safety issue. The current Secretary of Health and Human Services has indicated that there is not a basis to make such a certification at this time. However, it is possible that this Secretary or a subsequent Secretary could make the certification in the future. In addition, legislative proposals have been made to implement the changes to the import laws without any certification, and to broaden permissible imports in other ways. Even if the changes to the import laws do not take effect, and other changes are not enacted, lower priced imports of our products from Canada and elsewhere may continue to increase due to market and political forces, and the limited enforcement resources of the FDA, the Customs Service, and other government agencies. For example, state and local governments have suggested that they may import drugs from Canada for employees covered by state health plans or others, and some have already enacted such plans.

        The importation of lower priced imports will adversely affect our profitability. This impact could become more significant in the future, and the impact could be even greater if there is a further change in the law or if state or local governments take further steps to import lower priced products from abroad.

We depend on key employees in a competitive market for skilled personnel, and the loss of the services of any of our key employees would negatively affect our ability to develop our business.

        We are highly dependent on the principal members of our management, operations and scientific staff. We experience intense competition for qualified personnel. Our future success depends in part on the continued service of our executive management and scientific personnel and our ability to recruit, train and retain highly qualified management, scientific, manufacturing and sales and marketing personnel. If we lose the services of any of these personnel, our research and product development and marketing goals, including the maintenance of relationships with leading research institutions and key collaborators, could be delayed or curtailed. We currently have an employment contract with only one of our key employees, our chief executive officer, and do not maintain "key man" life insurance on any of our employees. As a result, we may be unable to minimize the negative impact on our business stemming from the loss of a key employee.

The law or FDA policy could change and expose us to competition from "generic" or "follow-on" versions of our products, which may impact our market share and harm our business.

        Under current U.S. law and FDA policy, generic versions of conventional chemical drug compounds, sometimes referred to as small molecule compounds, may be approved through an abbreviated approval process. In general terms, the generic applicant references an approved innovator product for which full clinical data demonstrating safety and effectiveness exist for the approved conditions of use. The generic applicant in turn need only demonstrate that its product has the same active ingredient(s), dosage form, strength, route of administration, and conditions of use (labeling) as the referenced innovator drug, and that the generic product is absorbed in the body at the same rate and to the same extent as the referenced innovator drug (this is known as bioequivalence). In addition, the generic application must contain information regarding the manufacturing processes and facilities that will be used to ensure product quality, and must contain certifications to patents listed with the FDA for the referenced innovator drug.

        There is no such abbreviated approval process under current law for biological products approved under the Public Health Service Act through a BLA, such as monoclonal antibodies, cytokines, growth factors, enzymes, interferons and certain other proteins. However, various proposals have been made to establish an abbreviated approval process to permit approval of generic or follow-on versions of these types of biological products. The proposals include proposals for legislation, and proposals for the FDA to extend its existing authority to this area. For example, some have proposed that the FDA allow a generic or follow-on copy of certain therapeutic biologics to be approved under an existing mechanism known as a 505(b)(2) application. A 505(b)(2) application is a form of an NDA, where the applicant does not have a right to reference some of the data being relied upon for approval. Under current regulations, 505(b)(2) applications can be used where the applicant is relying in part on published literature or on findings of safety or effectiveness in another company's NDA.

        505(b)(2) applications have not been used to date for therapeutic biologic products. In addition, the use of 505(b)(2) applications even for conventional chemical drug products is the subject of ongoing legal challenge. It is thus not clear what the permitted use of a 505(b)(2) application might be in the future for biologics products, or whether any other proposals on generic or follow-on biologics will be adopted. However, if the law is changed or if the FDA somehow extends its existing authority in new ways, and third parties are permitted to obtain approvals of versions of our products through an abbreviated approval mechanism, and without conducting full clinical studies of their own, it could adversely affect our business. Such products would be significantly less costly than ours to bring to market, and could lead to the existence of multiple lower priced competitive products. This would substantially limit our ability to obtain a return on the investments we have made in those products.

Risks Relating to Intellectual Property and Legal Matters

Protecting our proprietary rights is difficult and costly. If we fail to adequately protect or enforce our proprietary rights, we could lose revenue.

        Our success depends in large part on our ability to obtain maintain and enforce our patents. Our ability to commercialize any product successfully will largely depend on our ability to obtain and maintain patents of sufficient scope to prevent third parties from developing similar or competitive products. In the absence of patent protection, competitors may cause a negative impact to our business by developing and marketing substantially equivalent products and technology.

        Patent disputes are frequent and can preclude the commercialization of products. We have in the past been, are currently, and may in the future be, involved in material patent litigation, such as the matters discussed under "Part I—Item 3. Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus. Patent litigation is time-consuming and costly in its own right and could subject us to significant liabilities to third parties. In addition, an adverse decision could force us to either obtain third-party licenses at a material cost or cease using the technology or product in dispute.

        The existence of patents or other proprietary rights belonging to other parties may lead to our termination of the research and development of a particular product or cause us to obtain third-party licenses at potentially material costs. We believe that we have strong patent protection or the potential for strong patent protection for our product and product candidates. However, it is for the courts and/or other governmental agencies in the U.S. and in other jurisdictions ultimately to determine the strength of that patent protection. We hold patents or licenses to patents relating to murine antibodies as well as patents and licenses relating to the therapeutic use of EGFR antibodies. These patents expire on various dates, the earliest of which is in 2007. Risks related to our patent position with respect to ERBITUX and our product candidates are more fully discussed under "Item 1—Business—Patents and Trademarks" in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

Several lawsuits have been filed against us which may result in litigation that is costly to defend and the outcome of which is uncertain and may harm our business.

        Litigations to which we are currently or have been subjected relate to, among other things, our patent and other intellectual property rights, licensing arrangements with other persons, securities law claims, derivative actions and those other claims more fully described under "Part I—Item 3. Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

        We cannot provide any assurance as to the outcome of these pending lawsuits. Any conclusion of these matters in a manner adverse to us could have a material adverse effect on our business and operating results. In addition, the costs to us of defending these claims or any other proceedings, even if resolved in our favor, could be substantial. Uncertainties resulting from the initiation and continuation of any litigation or other proceedings could also harm our ability to compete in the marketplace.

Our operations use hazardous materials, which may lead to environmental liability, and may harm our business.

        We use certain hazardous materials in connection with our research and manufacturing activities. These hazardous materials include various flammable solvents, corrosives, oxidizers and toxics. We also use radioactive isotopes in our scientific research. In the event such hazardous materials are stored, handled or released into the environment in violation of law or any permit, or in a manner that adversely affects the environment, we could be subject to loss of our permits, government fines or penalties and/or other adverse governmental or third party action. We do not maintain any specific insurance to cover any accidents associated with the hazardous materials that we use in our manufacturing and research activities. The levy of a substantial fine or penalty, the payment of significant environmental remediation costs or the loss of a permit or other authorization to operate or engage in our ordinary course of business could materially adversely affect our business.

We could be exposed to material product liability claims that could prevent or interfere with the commercialization of any other products that we may develop.

        The testing, manufacturing, marketing and sale of medical products entail an inherent risk of product liability. Liability exposures for biopharmaceuticals, such as ERBITUX, could prevent or interfere with continued sales of ERBITUX or the commercialization of any other products that we may develop. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. We currently have $30 million of aggregate product liability insurance coverage. Our business may be materially and adversely affected by a successful product liability claim or claims in excess of or outside our insurance coverage.

Risks Relating to the Notes and the Common Stock

The notes are unsecured and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

        The notes will not be secured by any of our assets or by the assets of any of our subsidiaries. In addition, the notes will not be guaranteed by any of our subsidiaries. Accordingly, the notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. At December 31, 2004, our subsidiaries had no indebtedness or other liabilities outstanding. The indenture for the notes does not restrict the amount of indebtedness or other liabilities that we or our subsidiaries may incur. We expect from time to time to incur additional indebtedness and other liabilities, which could affect our ability to pay our obligations under the notes.

We may not have the funds necessary to finance the repurchase of the notes or may otherwise be restricted from making such repurchase if required by holders pursuant to the indenture.

        On May 15, 2009, 2014 and 2019 and at any time prior to maturity following a "designated event" under the indenture, holders may require us to repurchase their notes at a price of 100% of the principal amount of the notes, plus any accrued and unpaid interest, including additional interest, if any, to but not including the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes.

        In addition, any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting the repurchase of the notes under certain circumstances, or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the indebtedness, we would not be permitted to repurchase the notes without potentially causing a default under that indebtedness. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness, causing much or all of our indebtedness to become due simultaneously when we are unable to pay or refinance it.

Our stock price is highly volatile. It may be difficult for you to resell the notes or the common stock issuable upon conversions of the notes.

        Over the past two years our common stock price has ranged from a high of $86.79 per share to low of $6.11 per share. The market price of our common stock has been and may continue to be volatile, which may make it difficult for you to resell the notes or the common stock issuable upon conversion of the notes.

        In addition, the following factors may have a significant impact on the market price of our common stock:

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  Announcements of technological innovations or new commercial products by us or our competitors;

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  Publicity regarding actual or potential medical results relating to products under development or being commercialized by us or our competitors;

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  Developments or outcomes of investigations and litigation generally, including litigation relating to proprietary rights and patents;

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  Regulatory developments or delays concerning our products in the United States and foreign countries;

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  Issues concerning the safety of our products or of biotechnology products generally;

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  Economic and other external factors or a disaster or crisis; and

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  Period-to-period fluctuations in our financial results.

The trading price for the notes could be directly affected by the trading price for our common stock, which is impossible to predict.

        The price of our common stock could be affected by possible sales of our common stock, including by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares and certain issuer tender or exchange offers as described under "Description of Notes—Conversion Procedures." The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the notes or the common shares. We cannot assure you that an event that adversely affects the value of the notes or our common stock, but does not result in an adjustment to the conversion rate, will not occur.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

        The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

There is no public market for the notes, which could impair your ability to sell the notes.

        The notes are currently eligible for trading on the PORTAL Market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL Market. In addition, there is no established public trading market for the notes. We cannot assure you that a market will develop for the notes or that you will be able to sell your notes. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruption may not adversely affect the prices at which you may sell your notes.

The market for unrated debt is subject to disruptions, which could have an adverse effect on the market price of the notes.

        The notes have not been rated. As a result, holders of the notes have the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity for the holders of such securities. If the notes are traded, they may trade at a discount, depending on, among other things, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, results of operations and prospects. The liquidity of, and trading markets for, the notes also may be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets (if any) for, the notes, independent of our financial performance or prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for such securities. We cannot assure the holders of the notes that the market for the notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

Certain provisions of Delaware law, our charter and bylaws and our stockholder rights plan could hinder, delay or prevent changes in control.

        Certain provisions of Delaware law, our charter and our bylaws, as well as our stockholder rights plan have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. These provisions include the following:

        Stockholder Rights Plan.    We adopted a stockholder rights plan on February 15, 2002. Our stockholder rights plan may discourage any potential acquirer from acquiring more than 15 percent of our outstanding common stock since, upon this type of acquisition without approval of our board of directors, all other common stockholders will have the right to purchase a specified amount of our common stock at a substantial discount from market price, thus significantly increasing the acquisition cost to a potential acquiror.

        Special Meetings.    According to our bylaws, special meetings of stockholders may be called only by our board of directors.

        Removal of Directors.    Subject to the rights of BMS to elect at least one director, our bylaws provide that a director can be removed only for cause by the affirmative vote of at least a majority of all votes entitled to be cast.

        Advance Notice Provisions for Stockholder Nominations and Proposals.    Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

        Preferred Stock.    Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

        Delaware Business Combinations.    We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from acquiring control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

The indenture under which the notes were issued contains provisions that may inhibit potential acquisition bids or sales of assets that could be beneficial to our shareholders.

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

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  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

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  the successor person assumes all of our obligations under the notes and the indenture; and

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  we or such successor person will not be in default under the indenture immediately after the transaction.

        When such a person assumes our obligations in such circumstances, we shall be discharged from all obligations under the notes and the indenture. These provisions may make it more difficult for a third party, particularly a third party that is not organized under the laws of the United States, to acquire us or substantially all of our assets, even if doing so would be beneficial to our shareholders. These provisions may also have the effect of dissuading a potential acquirer from making an offer for our common stock at a price that represents a premium to the then current market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus are forward-looking statements concerning our operations, economic performance and financial condition. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus or incorporated by reference in this prospectus.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges is presented below and the dollar amounts are disclosed in thousands:

	Quarter Ended March 31,	Year Ended December 31,
	2005	2004	2003	2002	2001	2000
Deficiency of earnings* available to cover fixed charges	—	—	$(117,972)	$(159,203)	$(129,214)	$(71,315)
Ratio of earnings to fixed charges	9.2:1	8.9:1	—	—	—	—

(*)
Earnings consist of income (loss) before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized in the period.

  Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling holders of the notes and the underlying common stock.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated as of May 7, 2004, between ImClone, as issuer, and The Bank of New York, as trustee. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

        As used in this "Description of Notes" section, references to "ImClone," "we," "our" or "us" refer solely to ImClone Systems Incorporated and not to our subsidiaries.

General

        The notes are our senior unsecured obligations and rank equally with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The notes are effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and to all indebtedness and other liabilities (including trade payables) of our subsidiaries. The notes are convertible into our common stock upon certain conditions, as described under "—Conversion of Notes."

        The notes have an aggregate principal amount of $600,000,000. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on May 15, 2024 unless earlier converted, redeemed or repurchased. We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "—Repurchase at Option of the Holder" and "—Repurchase at Option of the Holder Upon a Designated Event."

        The notes bear interest at a rate of 1 3/8% per annum. We will pay interest on May 15 and November 15 of each year, beginning November 15, 2004, to record holders at the close of business on the preceding May 1 and November 1, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, falls after a record date and on or prior to the corresponding interest payment date. Interest will accrue from May 7, 2004 or from the most recent date to which interest has been paid or duly provided for.

        We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of principal and interest, and for the presentation of notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest either:

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  by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

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  by transfer to an account maintained by you in the United States.

        However, payments on the global note will be made to The Depository Trust Company, New York, New York, which we refer to as DTC, by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

        You may convert any of your notes, in whole or in part, into our common stock at any time prior to the close of business on the business day immediately prior to the maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

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  upon satisfaction of a market price condition;

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  upon satisfaction of a trading price condition;

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  upon notice of redemption; or

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  upon the occurrence of specified corporate transactions.

        The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. The initial conversion rate for the notes is 10.5613 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of approximately $94.69 per share of our common stock.

        If we call notes for redemption, you may convert the notes only until the close of business on the second business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your notes for repurchase upon a designated event, you may convert your notes only if you withdraw your repurchase election. Similarly, if you exercise your option to require us to repurchase your notes other than upon a designated event, those notes may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. Upon conversion of a note, the holder will not receive any cash payment of interest, including additional interest, if any, (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price (as defined below) of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

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  the principal amount of the note; and

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  accrued but unpaid interest, including additional interest, if any, attributable to the period from the most recent interest payment date to the conversion date.

        As a result, accrued but unpaid interest, including additional interest, if any, to the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the corresponding interest payment date, holders of such notes at the close of business on the record date will receive the interest, including additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of such interest, including additional interest, if any, payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a purchase date following a designated event that is during such period or (3) only to the extent of overdue interest or overdue additional interest, if any overdue interest or overdue additional interest exists at the time of conversion with respect to such note.

  Conversion Upon Satisfaction of Market Price Condition

        On or prior to May 15, 2019, you may surrender your note for conversion into our common stock during any calendar quarter commencing after June 30, 2004 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter. If the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on the business day immediately prior to maturity date.

        After May 15, 2019, you may surrender your note for conversion into our common stock if the closing sale price of our common stock exceeds 120% of the conversion price on the immediately preceding trading day. If the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on the business day immediately prior to the maturity date.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the Pink Sheets LLC (formerly known as National Quotation Bureau Incorporated). In the absence of such a quotation or reporting, we will determine the closing sale price on a basis we consider appropriate and such determination shall be conclusive. The "conversion price" as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a note on such day.

        "Trading day" means a day during which trading in our common stock occurs on The Nasdaq National Market or, if the common stock is not quoted on The Nasdaq National Market, on the principal national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the principal market on which the common stock is then traded.

  Conversion Upon Satisfaction of Trading Price Condition

        You may surrender your notes for conversion into our common stock during the five business day period immediately after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes at such time; provided, however, that you may not convert your notes in reliance on this provision after May 15, 2019 if on any trading day during such period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the notes.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

        In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

  Conversion Upon Notice of Redemption

        If we call notes for redemption, you may convert the notes until the close of business on the second business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

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  distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at a price less than the average of the closing sale prices of our common stock for the 10 trading days preceding the date such distribution is first publicly announced by us; or

  •
  distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day immediately preceding the date such distribution is first publicly announced by us;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. If you will otherwise participate in the distribution without conversion, you will not have the right to convert your notes pursuant to this provision.

        In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to redeem all or a portion of your notes as described under "—Repurchase at Option of the Holder Upon a Designated Event."

  Conversion Procedures

        To convert an interest in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and comply with the last three items listed below. To convert a definitive note, you must:

  •
  complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest, including additional interest, if any, payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. You will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until any conversion is effective.

        We will adjust the conversion rate if any of the following events occurs:

  •
  we issue common stock as a dividend or distribution on our common stock.

  •
  we distribute to all holders of common stock rights or warrants to purchase our common stock entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at a price less than the average of the closing sale prices of our common stock for the 10 trading days preceding the date such distribution is first publicly announced by us.

  •
  we subdivide or combine our common stock.

  •
  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding:

  •
  rights or warrants specified above; and

  •
  dividends or distributions specified above.

        If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on The Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the per share amount of the distribution. "Current market price" shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. For purpose of this paragraph, the term "ex" date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution,

  •
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock,

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Certain United States Federal Tax Considerations."

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive (as permitted by Nasdaq Marketplace rules). In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by ImClone

        Beginning May 20, 2009, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date. However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date, to the record holder on the record date corresponding to such interest payment date and the redemption price payable to the holder who presents the note for redemption will be 100% of the principal amount of such note. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

        We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing.

Repurchase at Option of the Holder

        You have the right to require us to repurchase all or a portion of the notes on May 15 of 2009, 2014 and 2019 (each such date, a "repurchase date"). We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent, who will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the date two business days prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be an amount in cash equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date. However, if the repurchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date to the record holder on the record date immediately preceding the repurchase date and the repurchase price payable to the holder who presents the note for repurchase will be 100% of the principal amount.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        The repurchase notice given by each holder must state:

  •
  if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the date that is two business days prior to the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the repurchase date:

  •
  the note will cease to be outstanding;

  •
  interest, including additional interest, if any, will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        Our ability to repurchase notes may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that may be applicable. We will file a Schedule TO or any other schedule required in connection with any repurchase of the notes as described above.

Repurchase at Option of the Holder Upon a Designated Event

        If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a repurchase date (the "designated event repurchase date") selected by us that is at least 20 business days and no later than 35 business days after the date of our notice of the designated event. The notes will be repurchased in integral multiples of $1,000 principal amount.

        We will repurchase the notes at a cash price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the designated event repurchase date. If the designated event repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest, including additional interest, if any, to, but excluding, the designated event repurchase date, to the record holder on the record date corresponding to such interest payment date and the repurchase price payable to the holder who presents the note for repurchase will be 100% of the principal amount.

        We will mail to all record holders a notice of a designated event within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, prior to the close of business on the date that is two business days prior to the designated event repurchase date, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the designated event repurchase date.

        The repurchase notice from the holder must state:

  •
  if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the date that is two business days prior to the designated event repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the designated event repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the designated event repurchase date, then, on and after the designated event repurchase date:

  •
  the note will cease to be outstanding;

  •
  interest, including additional interest, if any, will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The Nasdaq National Market.

        We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event. We will file a Schedule TO or any other schedule required in connection with any repurchase of the notes as described above.

        These designated event repurchase rights could discourage a potential acquirer of ImClone. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by ImClone

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the notes and the indenture; and

  •
  we or such successor person will not be in default under the indenture immediately after the transaction.

        When such a person assumes our obligations in such circumstances we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following are events of default under the indenture:

  •
  we fail to pay principal when due upon maturity, redemption, repurchase or otherwise on the notes;

  •
  we fail to pay any interest, including additional interest, if any, on the notes, when due and such failure continues for a period of 30 days;

  •
  we fail to perform our obligation to provide a notice of a designated event within 10 days after it has occurred;

  •
  we fail to perform or observe any of the other covenants in the indenture for 60 days after notice; or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest, including additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, and accrued interest, including additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, and accrued interest, including additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest, including additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled. Subject to certain limitations, the holders of a majority of the principal amount of outstanding notes may waive any default other than non-payment defaults.

        Payments of principal or interest, including additional interest, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, or interest, including additional interest, if any, on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the rate or extend the time for payment of interest, including additional interest, if any, of any note;

  •
  reduce the principal amount of any note;

  •
  reduce any amount payable upon redemption or repurchase of any note;

  •
  adversely change our obligation to repurchase any note at the option of a holder or upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

  •
  make provision with respect to the conversion rights of the holders and our repurchase obligations in connection with a reclassification of stock, consolidation, merger or sale of all or substantially all assets, in order to (i) enable holders to convert the notes into the kind and amount of stock or other property receivable upon such reclassification, consolidation, merger or sale and (ii) provide that any successor company becomes subject to the same repurchase obligations;

  •
  to secure the notes;

  •
  evidence the succession of another person to us and the assumption by the successor person of our covenants, agreements and obligations under the indenture as described under "—Merger and Sale of Assets by Imclone;"

  •
  to add such further covenants, restrictions or conditions as our board of directors and the trustee shall consider for the benefit of the holders of the notes;

  •
  to provide for the issuance under the indenture of notes in coupon form and to provide for exchange of those notes with notes issued under the indenture in fully registered form;

  •
  cure any ambiguity or to correct or supplement any provision in the indenture that is defective or inconsistent or to make other provisions that does not materially and adversely affect rights of the holders of the notes under the indenture;

  •
  evidence and provide for the acceptance of the appointment under the indenture of a successor trustee; or

  •
  comply with requirements of the Securities and Exchange Commission (the "SEC") in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Form, Denomination and Registration

        The notes will be issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

  Global Note, Book-Entry Form

        Notes are evidenced by one or more global notes. We have deposited the global note or notes with DTC and registered the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global note may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest, including additional interest, if any, on a global note and the redemption price or the repurchase price of a global note (if applicable) to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption, repurchase or designated event repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note: or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue notes in definitive certificate form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

  •
  an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes.

        The notes represented by the global securities are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

  Restrictions on Transfer, Legends

        The notes and the shares of our common stock issuable upon conversion of the notes are subject to transfer restrictions as described below under "Transfer Restrictions" and certificates for the notes and such shares of common stock will bear a legend to this effect.

Governing Law

        The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Listing and Trading

        We have not listed the notes on any securities exchange. Our common stock is quoted on The Nasdaq National Market under the symbol "IMCL."

Registration Rights of the Noteholders

        Pursuant to a registration rights agreement, we have agreed for the benefit of the holders of the notes and common stock issued upon conversion thereof that we will use our reasonable efforts to file a shelf registration statement with the SEC covering resale of the registrable securities by August 5, 2004. We will use our reasonable best efforts to cause the shelf registration statement to become effective within one hundred eighty (180) days after the issue date. We will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

  •
  such time as all of the registrable securities have been sold pursuant to the shelf registration statement or sold to the public pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or any other similar provision then in force (but not Rule 144A);

  •
  the expiration of the applicable holding period under Rule 144(k) under the Securities Act, or any successor provision; or

  •
  the registrable securities cease to be outstanding.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act; and

  •
  the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions or reviews by the SEC of our periodic reports.

        We will pay additional interest in the event the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

  •
  in respect of any notes at a rate per year equal to 0.25% of the outstanding principal amount for the first 90 days after the occurrence of the event and 0.50% of the outstanding principal amount thereof after the first 90 days; and

  •
  in respect of shares of common stock into which the notes have been converted at a rate per year equal to 0.25% of the then-applicable conversion price for the first 90 days after the occurrence of the event and 0.50% of the then-applicable conversion price after the first 90 days.

        In no event will additional interest accrue at a rate per annum exceeding 0.50%.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling securityholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all customary expenses with respect to the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling securityholders through brokers and dealers.

        We will give notice to all holders of the filing and effectiveness of the shelf registration statement by issuing a press release to Reuters Economic Services and Bloomberg Business News. In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, you must complete and deliver a selling shareholder notice and questionnaire to us on or prior to the tenth business day before the effectiveness of the registration statement. Upon receipt of a completed selling shareholder notice and questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will at the end of each calendar quarter file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit you to deliver your prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay the additional interest described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the required filing date. If you do not complete and deliver a selling shareholder notice and questionnaire or provide the other information we may request, you will not be named as a selling securityholder in the prospectus and will not be permitted to sell your registrable securities pursuant to the shelf registration statement. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

        We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

        The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following are the material United States federal income tax consequences of ownership and disposition of the notes and, with respect to Non-United States Holders (as defined below), the United States federal income and estate tax consequences of ownership and disposition of the notes and of common stock. This discussion only applies to notes that they are held as capital assets.

        This discussion does not describe the United States federal income tax consequences to United States Holders (as defined below) of the ownership and disposition of common stock, nor does it describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge;

  •
  United States Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  •
  persons subject to the alternative minimum tax; or

  •
  persons that own, or are deemed to own, more than 5% of the common stock of the Company or holders that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of the common stock of the Company.

        This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        The term "United States Holder" also includes certain former citizens and residents of the United States.

  Payments of Interest

        The notes were issued without original issue discount for federal income tax purposes. Accordingly, interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes.

        Under the terms of the notes, we are obligated to pay you amounts in excess of stated interest or principal in the event of a registration default. Although the matter is not free from doubt, we intend to take the position that the payment of this additional amount is a "remote" or "incidental" contingency and that this additional amount should be taxable as ordinary interest income at the time they are received or accrued in accordance with the holder's regular accounting method. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income inclusions by a United States Holder may be affected.

Market Discount

        If a United States Holder purchases a note for an amount that is less than its principal amount, the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.

        A United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the United States Holder pursuant to an election by the United States Holder to include market discount in income as it accrues. If the note is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be includible as ordinary income to the United States Holder as if such United States Holder had sold the note in a taxable transaction at its then fair market value. In addition, the disposition of common stock into which a note is converted will be treated as ordinary income to the extent of any accrued market discount not previously included in income with respect to such note. The Holder may also be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

  Amortizable Bond Premium

        If a United States Holder's tax basis in a note, immediately after the purchase, is greater than the amount payable at maturity, the United States Holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the amounts payable at maturity. For this purpose only, a holder's tax basis in a note is reduced by an amount equal to the value of the option to convert the note into common stock; the value of this conversion option may be determined under any reasonable method. The United States Holder may elect to amortize this bond premium, using a constant yield method, over the remaining term of the note. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset interest required to be included in such United States Holder's income with respect to the note in that accrual period. A United States Holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

  Sale, Exchange or Retirement of the Notes

        Upon the sale, exchange or retirement of a note (other than a conversion into common stock), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. Gain on the sale, exchange or retirement of a note will be ordinary income to the extent of any market discount not previously included in the United States Holder's taxable income. Otherwise, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

  Conversion into Common Stock

        A United States Holder's conversion of a note into common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder's tax basis in the fractional share) and except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

        A United States Holder's tax basis in common stock received upon a conversion of a note will be the same as the United States Holder's basis in the note at the time of conversion (generally, such United States Holder's cost of the note reduced by any principal payments received with respect to the note), reduced by any basis allocated to a fractional share and increased by the amount of income recognized with respect to accrued interest. The United States Holder's holding period for the common stock received will include the United States Holder's holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

  Ownership and Disposition of Shares of Common Stock

        Dividends, if any, paid on the common stock generally will be includible in income by a United States Holder to the extent of our current or accumulated earnings and profits. Upon the sale or exchange of common stock, except as described above under "Market Discount", a United States Holder will recognize capital gain or loss equal to the amount realized on such sale or exchange and the United States Holder's adjusted tax basis in such shares.

  Constructive Dividends

        If the Company were to make a distribution of property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for the Company's common stock) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the United States Holders. In addition, any other increase in the conversion rate of the notes may, depending on the circumstances, be deemed to be a distribution to the United States Holders. Any deemed distribution will be taxed in the same manner as an actual distribution.

  Backup Withholding and Information Reporting

        Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Holders

        As used herein, the term "Non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  •
  an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-United States Holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

  Payments on the Notes

        Subject to the discussion below concerning backup withholding and income effectively connected with a trade or business in the United States, payments of principal and interest on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest,

  •
  the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

  •
  the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Payments of interest on the notes that do not satisfy the requirements described above will be subject to 30% U.S. federal income tax (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty), which tax is collected by means of withholding.

  Certification Requirement

        Interest on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person.

        If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide to the Company a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

  Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

        Subject to an applicable treaty providing otherwise, a Non-United States Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of notes or common stock, unless:

  •
  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; or

  •
  the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-United States Holder's holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

        The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

        If a Non-United States Holder is engaged in a trade or business in the United States, and if gain realized on a sale, exchange or other disposition of notes or common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes or common stock including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

  Conversion into Common Stock

        A Non-United States Holder's conversion of a note into common stock will not be a taxable event. However, to the extent that a Non-United States Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock and any stock received with respect to accrued interest may be subject to the rules for payment of interest described above.

  Dividends

        As discussed under "Dividend Policy" above, the Company does not currently intend to pay dividends. In the event that the Company does pay dividends, dividends (including deemed dividends on the notes described above under "Tax Consequences to United States Holders—Constructive Dividends") paid to a Non-United States Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax does not apply to dividends paid to a Non-United States Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-United States Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

  Federal Estate Tax

        A note held by an individual who, for estate tax purposes is not a citizen or resident of the United States at the time of death will not be subject to United States federal estate tax as a result of the individual's death if the individual did not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, payments on the note would not have been effectively connected to the conduct by the holder of a trade or business in the United States.

        An individual Non-United States Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

  Backup Withholding and Information Reporting

        Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and common stock. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the notes or common stock and such Non-United States Holder may be subject to United States backup withholding tax on payments on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder's United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, prospective investors should consult their own tax advisors as to the particular U.S. federal, state, local, estate, gift and foreign tax consequences of purchasing, holding and disposing of our notes and common stock, as well as the consequences of any proposed change in applicable laws.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share ("common stock"), and 4,000,000 shares of preferred stock, par value $1.00 per share. As of July 14, 2005, there were 83,742,708 shares of common stock outstanding held of record by approximately 358 stockholders of record.

        The registrar and transfer agent for the common stock is Computershare Investor Services (previously known as EquiServe Trust Company).

Common Stock

        Holders of shares of common stock are entitled to one vote per share on matters to be voted upon by our stockholders. Holders of shares of common stock do not have cumulative voting rights. Holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. In the event of a liquidation, dissolution or winding up of ImClone, holders of common stock have the right to share ratably in all assets remaining after the payment of all liabilities, subject to preference in liquidation of any outstanding preferred stock. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by ImClone. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that ImClone may designate and issue in the future.

        Pursuant to a stockholder agreement we entered into with BMS, BMS currently has the right to nominate two directors to our board of directors.

Preferred Stock

        Our board of directors has the authority to issue preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, liquidation preferences and the number of shares constituting any series and the designations of such series, without any further vote or action by our stockholders. The provisions of any preferred stock could adversely affect the voting power of the holders of common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of ImClone.

Rights Agreement

        On February 15, 2002, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock. The description and terms of the rights are set forth in a Rights Agreement between ImClone and EquiServe Trust Company, N.A., as rights agent.

  Anti-takeover Effects

        The rights may have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

  Exercisability of Rights

        Under the rights agreement, the rights attach to all our common stock certificates representing shares then outstanding, and when exercisable, each right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Participating Cumulative Preferred Stock, par value $1.00 per share, at an initial purchase price of $175, subject to adjustments. For the purposes of the rights agreement, an acquiring person is a person or group, subject to exceptions described below, who, prior to the distribution, is the beneficial owner of 15% or more of our common stock outstanding. Exceptions to the definition of an acquiring company include:

  •
  our employee benefit plans;

  •
  Merck KGaA and its affiliates, so long as they do not become beneficial owners of more than 19.9% of our common stock during an agreed upon standstill period or more than 15% after the standstill period; and

  •
  BMS and its affiliates, so long as they do not become beneficial owners of more than 19.9% of our common stock during an agreed upon standstill period or more than 15% during the standstill period after an acquisition limitation event and after the standstill period.

        The rights are not exercisable prior to the distribution date.

  "Flip In Feature"

        If any person or group becomes an acquiring person, then each right, other than rights beneficially owned by the acquiring person and affiliated persons, will entitle the holder to purchase a number of shares of our common stock at a purchase price of half our common stock's market value.

  "Flip Over Feature"

        In the event we are acquired in a merger or other business combination in which we are not the surviving corporation, or our common stock is exchanged for other securities or assets in connection with a merger or other business combination in which we are the surviving corporation, or more than 50% of our and our subsidiaries' assets or earning power are sold or otherwise transferred, then each right will entitle the holder to purchase a number of shares of common stock of the acquiring party or its affiliate at a purchase price of half the acquiring party's common stock's market value.

  Exchange Feature

        At any time after any person becomes an acquiring person, but before any person becomes the beneficial owner of 50% or more of our common stock then outstanding, our board of directors may exchange all or part of the rights, other than the rights beneficially owned by the acquiring person and affiliated persons, for shares of our common stock at an exchange ratio of one share of common stock per right.

  Redemption of Rights

        At any time prior to the time that any person becomes an acquiring person, our board of directors may redeem all of the rights outstanding at the price of $0.001 per right.

  Expiration of Rights

        The rights will expire on February 15, 2012, unless earlier exchanged or redeemed.

  Amendment of Rights

        Prior to any person becoming an acquiring person, the rights agreement may be amended in any respect without the approval of any holders of rights. After any person has become an acquiring person, the rights agreement may not be amended in any respect that would adversely affect the rights holders (other than any acquiring person and affiliated persons), cause the rights agreement to again become amendable not in accordance with the original amendment provisions, or cause the rights to become redeemable.

Milestone Shares in connection with the ERBITUX License Agreement with Merck KGaA

        Under our license agreement with Merck KGaA for ERBITUX, we are entitled to receive from Merck KGaA up to $60 million upon our achievement of various milestones in the development of ERBITUX. In connection with making the final $30 million of these milestone payments, Merck KGaA is entitled to receive registrable shares from us, which, if issued, will be shares of our common stock (or other capital stock convertible into our common stock). Through August 3, 2004 we have received $30,000,000 in milestone payments and issued 916,731 shares of our common stock to Merck KGaA in consideration for these milestone payments.

Options

        In February 1986, our board of directors adopted an incentive stock option plan and a non-qualified stock option plan (the "86 Plans"). In February 1996, we adopted an additional incentive stock option plan and non-qualified stock option plan (the "96 Plans"). In May 1998, we adopted an additional non-qualified stock option plan (the "98 Plan"). On June 11, 2002, our stockholders approved and we adopted an additional incentive stock option and non-qualified stock option plan (the "02 Plan"). The 02 Plan provides for the granting of options to purchase up to 8,500,000 shares of common stock to our key employees, directors, consultants and advisors. In addition, the 02 Plan incentive stock options may not be granted at a price less than the fair market value of the stock at the date of grant and may not be granted to non-employees. Options under all the plans, unless earlier terminated, expire ten years from the date of grant with the exception of the non-qualified 86 Plan, which option expires five years from the date of grant. Certain options granted under these plans vest over one-to-five-year periods. At December 31, 2004, options to purchase 13,934,498 shares of common stock were outstanding under the 86 Plans, the 96 Plans, the 98 Plan and the 02 Plan, and 763,819 shares were available for grant under the 02 Plan. Options may no longer be granted under the 86 Plans pursuant to the terms of the 86 Plans. Effective with the adoption of the 02 Plan, we will not award new grants from the 96 Plans or the 98 Plan. In November 2001, our board of directors approved the amendment of the 96 Plans and the 98 Plan whereby each outstanding option under the 96 Plans and the 98 Plan shall become fully vested and exercisable upon the occurrence of a change in control.

Registration Rights

        We have granted Merck KGaA certain registration rights regarding the shares of common stock that it may acquire upon receipt of milestone shares in connection with the ERBITUX license agreement. Specifically, Merck KGaA has the right to require us to register upon its request once during any 12-month period at our expense, up to a total of four times, the number of milestone shares that are issued. Merck KGaA may also exercise rights to have such registrable common stock registered at any time that we file a registration statement for other shares of our common stock. Merck KGaA may exercise these rights at any time after conversion of its shares of series A preferred stock into shares of common stock or receipt of milestone shares. Through August 3, 2004 Merck KGaA has acquired 916,731 milestone shares.

        We have granted BMS certain registration rights, subject to certain restrictions, regarding the shares of common stock acquired by Bristol-Myers Squibb Biologics (or BMS Biologics), a wholly-owned subsidiary of BMS, pursuant to the acquisition agreement between us, BMS and BMS Biologics. Specifically, BMS has the right to require us to file upon its request once during any 12 month period, up to a total of three effective registration statements effective for a period, up to three months, sufficient to complete the distribution of the registrable securities. The number of shares to be registered must have a minimum value of $100,000,000 or, if less, must include all of the shares of registrable securities. BMS will share the registration expenses equally with us for the first two registration requests, but will bear all of the registration costs related to a third registration request. In addition, BMS bears all costs incurred by it in connection with all such registrations. BMS may also exercise rights to have such registrable common stock registered at any time we file a registration for other shares of our common stock. BMS may exercise these rights after March 19, 2005. BMS' registration rights cannot be exercised so long as such registration would (1) require disclosure that would be detrimental or premature to us, (2) require the preparation of audited financial statements that would not be otherwise required by the Exchange Act or (3) materially adversely affect our own underwritten public offering as determined by our underwriters. As of March 15, 2004, BMS owned 14,392,003 shares of common stock.

Limitation of Liability

        As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to ImClone or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or

  •
  for any transaction from which the director derives an improper personal benefit.

        As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

        We have obtained directors and officers liability insurance against claims made in the aggregate amount of $60 million per year. In addition, our by-laws provide for indemnification of all officers and directors against liabilities or expenses incurred in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, unless the action, suit or proceeding involved liability by the director or officer to us and no court determines that such director or officer is entitled to indemnification. Our by-laws also provide that expenses incurred by a director or officer in defending any such action may be advanced by us if the director or officer agrees to repay such amount if it is subsequently determined that he is not entitled to indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ImClone pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Business Combination Provisions

        The business combination provision contained in Section 203 of the Delaware General Corporation Law ("Section 203") defines an interested stockholder as any person that:

  •
  owns, directly or indirectly 15% or more of the outstanding voting stock of a corporation; or

  •
  is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and the associates of such person.

        Under Section 203, a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

  •
  prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances); or

  •
  on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        The restrictions imposed by Section 203 will not apply if:

  •
  the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203;

  •
  the board of directors, within 90 days of the effective date of Section 203, adopts an amendment to its by-laws expressly electing not to be governed by Section 203;

  •
  the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person that became an interested stockholder of such corporation on or prior to such adoption);

  •
  the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on NASDAQ market or held by more than 2,000 shareholders provided that any of the foregoing did not result from an interested stockholder transaction;

  •
  the business combination is with an interested stockholder who became an interested stockholder when the restrictions did not apply by reason of any of the four foregoing paragraphs;

  •
  the stockholder became an interested stockholder inadvertently, and as soon as practicable, divests itself of enough shares to cease being an interested stockholder, and would not have otherwise been an interested stockholder for three years prior to the business combination; or

  •
  the business combination is proposed after the public announcement or notice but before the start or abandonment of a certain transaction (including certain types of mergers or consolidations of the corporation, the disposition of 50% or more of the corporation's assets including any subsidiaries, or proposed tender offer or exchange of 50% or more of the outstanding voting stock of the corporation) and is with a person who has not been an interested stockholder for the past three years (or who became an interested stockholder either with the board of director's approval or before any amendment to the certificate of incorporation electing to be governed by this Section 203) and who is approved or not opposed by the majority of the board of directors who are not interested stockholders.

We have not elected out of the statute and therefore the restrictions imposed by Section 203 will apply to us.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement. The notes were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act. The notes and the underlying common stock that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors.

        The selling securityholders may offer and sell the notes or the common stock into which the notes are convertible from time to time to purchasers directly, or through underwriters, brokers, dealers or agents, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution".

        The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders and, with regard to the beneficial holdings of the selling securityholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling securityholders. The selling securityholders and securityholders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these securities. Any supplement to this prospectus may contain certain additional or varied information about the selling securityholders and/or additional securityholders, and any of their transferors, pledgees, donees or successors, and the aggregate principal amount of the securities beneficially owned by each person that they are offering. This information will be obtained from the selling securityholders. Because the selling securityholders may offer all or some portion of their securities, no estimate can currently be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information to us in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$8,000	*	84	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	$6,000	*	63	*
Advent Convertible Master (Cayman) L.P.	$19,866,000	3.31%	209,810	*
AG Domestic Convertibles, LP(4)	$6,750,000	1.13%	71,288	*
AG Offshore Convertibles, Ltd.(4)	$15,750,000	2.63%	166,340	*
AHFP Context	$575,000	*	6,072	*
Alcon Laboratories	$420,000	*	4,435	*
Alexian Brothers Medical Center	$425,000	*	4,488	*
Allstate Insurance Company(4)	$4,000,000	*	42,245	*
Aloha Airlines Non-Pilots Pension Trust	$195,000	*	2,059	*
Aloha Pilots Retirement Trust	$100,000	*	1,056	*
Alpha US Sub Fund 4 LLC	$689,000	*	7,276	*
AM Master Fund I, LP	$14,060,000	2.34%	148,491	*

Arbitex Master Fund LP(4)	$20,000,000	3.33%	211,226	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$16,710,000	2.79%	176,479	*
Argent Classic Convertible Arbitrage Fund LP	$3,470,000	*	36,647	*
Argent Classic Convertible Arbitrage Fund II, LP	$720,000	*	7,604	*
Argent LowLev Convertible Arbitrage Fund, LLC	$670,000	*	7,076	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$100,000	*	1,056	*
Argent LowLev Convertible Arbitage Fund Ltd.	$4,560,000	*	48,159	*
Arkansas PERS	$1,575,000	*	16,634	*
Arlington Country Employees Retirement System	$748,000	*	7,899	*
Asante Health Systems	$142,000	*	1,499	*
Associated Electric & Gas Insurance Services Limited	$250,000	*	2,640	*
AstraZeneca Holdings Pension	$475,000	*	5,016	*
Attorney's Title Insurance Fund	$110,000	*	1,161	*
Banc of America Securities LLC	$5,739,000	*	60,611	*
Bank Austria Cayman Islands Ltd	$300,000	*	3,168	*
Barclays Global Investors Diversified Alpha Plus Funds	$615,000	*	6,495	*
BBT Fund, L.P.	$11,200,000	1.87%	118,286	*
B.C. McCabe Foundation	$65,000	*	686	*
BNP Parisbas Arbitrage	$7,000,000	1.17%	73,929	*
Boilermakers Blacksmith Pension Trust	$3,025,000	*	31,947	*
BP Amoco PLC Master Trust	$1,086,000	*	11,469	*
British Virgin Islands Social Security Board	$136,000	*	1,436	*
C & H Sugar Company, Inc.	$225,000	*	2,376	*
CALAMOS Growth and Income Fund—CALAMOS Investment Trust	$7,500,000	1.25%	79,209	*
Celebrity IAM Ltd.	$4,400,000	*	46,469	*
CGNU Life Fund	$800,000	*	8,449	*
CIBC World Markets	$10,000,000	1.67%	105,613	*
Citadel Equity Fund Ltd.	$79,000,000	13.17%	834,342	*
Citigroup Global Markets Inc.	$9,376,000	1.56%	99,022	*
City and County of San Francisco Retirement System	$1,648,000	*	17,405	*
City of New Orleans	$227,000	*	2,397	*
City University of New York	$168,000	*	1,774	*
Class C Trading Company, Ltd.	$310,000	*	3,274	*

CNH CA Master Account, LP	$500,000	*	5,280	*
Commercial Union Life Fund	$1,000,000	*	10,561	*
Concentrated Alpha Partners, L.P.	$2,800,000	*	29,571	*
Consulting Group Capital Markets Fund c/o SSI Investment Management	$330,000	*	3,485	*
Context Convertible Arbitrage Fund LP	$6,525,000	1.09%	68,912	*
Context Convertible Arbitrage Offshore Ltd.	$19,400,000	3.23%	204,889	*
Convertible Securities Fund	$15,000	*	158	*
Credit Suisse First Boston Europe Ltd.	$60,000	*	633	*
Credit Suisse First Boston LLC	$500,000	*	5,280	*
CSS, LLC	$4,000,000	*	42,245	*
Custom Investments PCC, Ltd.	$150,000	*	1,584	*
DBAG London(4)	$3,475,000	*	36,700	*
Deephaven Domestic Convertible Trading Ltd.	$11,079,000	1.85%	117,008	*
Delaware PERS	$900,000	*	9,505	*
Delaware Public Employees Retirement System	$1,337,000	*	14,120	*
Descartes Offshore Ltd.	$8,900,000	1.48%	93,995	*
Descartes Partners L.P.	$4,200,000	*	44,357	*
Deutsche Bank Securities Inc.	$4,890,000	*	51,644	*
DKR Saturn Event Driven Holding Fund Ltd.	$28,000,000	4.67%	295,716	*
DKR Saturn Multi-Strategy Holding Fund Ltd.	$15,000,000	2.50%	158,419	*
DKR Sound Shore Opportunity Holding Fund Ltd.	$2,000,000	*	21,122	*
DKR Sound Shore Strategic Holding Fund Ltd.	$3,000,000	*	31,683	*
Excelsior Master Fund L.P.	$600,000	*	6,336	*
Fore Convertible Master Fund, Ltd.	$16,925,000	2.82%	178,750	*
Fore Plan Asset Fund Ltd.	$1,523,000	*	16,084	*
Forest Fulcrum Fund LP	$911,000	*	9,621	*
Forest Global Convertible Fund, Ltd., Class A-5	$2,640,000	*	27,881	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$881,000	*	9,304	*
Froley Revy Investment Convertible Security Fund	$125,000	*	1,320	*
FrontPoint Convertible Arbitrage Fund, LP	$5,000,000	*	52,806	*

Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	$2,000,000	*	21,122	*
GLG Market Neutral Fund	$35,000,000	5.83%	369,645	*
Global Bermuda Limited Partnership	$3,000,000	*	31,683	*
Goldman Sachs & Co.	$13,500,000	2.25%	142,577	*
Grady Hospital Foundation	$144,000	*	1,520	*
Guggenheim Portfolio Co. XV, LLC	$750,000	*	7,920	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.(4)	$2,672,000	*	28,219	*
Hawaiian Airlines Employees Pension Plan-IAM	$60,000	*	633	*
Hawaiian Airlines Pension Plan for Salaried Employees	$10,000	*	105	*
Hawaiian Airlines Pilots Retirement Plan	$175,000	*	1,848	*
HFR Arbitrage Fund	$1,228,000	*	12,969	*
HFR CA Global Opportunity Master Trust	$628,000	*	6,632	*
HFR CA Global Select Master Trust Account	$170,000	*	1,795	*
HFR RVA Select Performance MasterTrust	$302,000	*	3,189	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$296,000	*	3,126	*
ICI American Holdings Trust	$345,000	*	3,643	*
Independence Blue Cross	$720,000	*	7,604	*
Institutional Benchmarks Master Fund Ltd.	$1,088,000	*	11,490	*
International Truck & Engine Corp Non-Contributory Retirement Plan Trust	$360,000	*	3,802	*
International Truck & Engine Corp Retirement Plan for Salaried Employee's Trust	$600,000	*	6,336	*
JP Morgan Securities Inc.	$158,000	*	1,668	*
KBC Financial Products [Cayman Islands] Ltd.(4)	$12,500,000	2.08%	132,016	*
KBC Financial Products USA Inc.	$10,000,000	1.67%	105,613	*
KeySpan Foundation	$30,000	*	316	*
Kraft Foods	$330,000	*	3,485	*
Lakeshore International, Ltd.	$12,000,000	2.00%	126,735	*
LDG Limited	$803,000	*	8,480	*
Lexington Vantage Fund c/o TQA Investors, LLC	$60,000	*	633	*

Lighthouse Multi-Strategy Master Fund LP	$400,000	*	4,224	*
LLT Limited	$434,000	*	4,583	*
Lord Abbett Investment Trust	$860,000	*	9,082	*
Louisiana CCRF	$180,000	*	1,901	*
Lydian Overseas Partners Master Fund Ltd.	$15,000,000	2.50%	158,419	*
Lyxor	$2,217,000	*	23,414	*
Lyxor Master Fund Ref:
Argent/LowLev CB c/o Argent	$550,000	*	5,808	*
Lyxor/AM Investment Fund Ltd.	$2,590,000	*	27,353	*
Lyxor/Context Fund Ltd.(4)	$2,025,000	*	21,386	*
Lyxor/Forest Fund Limited	$1,483,000	*	15,662	*
Lyxor/Quest Fund Ltd.	$800,000	*	8,449	*
Man Mac 1 Ltd.	$7,380,000	1.23%	77,942	*
Marathon Global Convertible Master Fund, Ltd.	$17,950,000	2.99%	189,575	*
Maryland Retirement Agency	$3,572,000	*	37,724	*
Maryland State Retirement Agency	$1,782,000	*	18,820	*
Maystone Continuum Master Fund, Ltd.	$8,100,000	1.35%	85,546	*
Merrill Lynch Insurance Group	$353,000	*	3,728	*
Merrill Lynch Pierce Fenner & Smith Inc.	$20,000,000	3.33%	211,226	*
MLQA Convertible Securities Arbitrage Ltd.(4)	$5,000,000	*	52,806	*
Morgan Stanley Convertible Securities Trust(4)	$1,200,000	*	12,673	*
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$40,000	*	422	*
Municipal Employees	$286,000	*	3,020	*
National Bank of Canada(4)	$2,050,000	*	21,650	*
National Fuel & Gas Company Retirement Plan	$215,000	*	2,270	*
Nations Convertible Securities Fund	$2,985,000	*	31,525	*
New Orleans Firefighters Pension/Relief Fund	$112,000	*	1,182	*
Nomura Securities International Inc.	$7,500,000	1.25%	79,209	*
Norwick Union Life and Pensions	$1,400,000	*	14,785	*
Nuveen Preferred & Convertible Fund JQC	$7,575,000	1.26%	80,001	*
Nuveen Preferred & Convertible Income Fund JPC	$5,700,000	*	60,199	*
Oak Hill Contingent Capital Fund Ltd.	$2,000,000	*	21,122	*
Occidental Petroleum Corporation	$312,000	*	3,295	*

OCLC Online Computer Library Center Inc	$50,000	*	528	*
Ohio Bureau of Workers Compensation	$162,000	*	1,710	*
Oppenheimer Convertible Securities Fund(4)	$2,000,000	*	21,122	*
Oxford, Lord Abbett & Co.	$750,000	*	7,920	*
Partners Group Alternative Strategies PCC Ltd.	$370,000	*	3,907	*
Policeman and Fireman Retirement System of City of Detroit	$582,000	*	6,146	*
Polygon Global Opportunities Masterfund	$10,000,000	1.67%	105,613	*
Privilege Portfolio Sicav	$2,800,000	*	29,571	*
Pro-mutual	$976,000	*	10,307	*
Prudential Insurance Co of America(4)	$90,000	*	950	*
Quest Global Convertible Fund Ltd.	$800,000	*	8,449	*
R2 Investments, LDC(4)	$1,500,000	*	15,841	*
Ramius Capital Group(4)	$500,000	*	5,280	*
Ramius, LP(4)	$200,000	*	2,112	*
Ramius Master Fund, Ltd	$1,150,000	*	12,145	*
RCG Baldwin, LP	$500,000	*	5,280	*
RCG Halifax Master Fund, Ltd.(4)	$750,000	*	7,920	*
RCG Latitude Master Fund, Ltd.(4)	$6,250,000	1.04%	66,008	*
Recon Arbitrage Master Fund, Ltd	$2,000,000	*	21,122	*
Royal Bank of Canada (Norshield)(4)	$650,000	*	6,864	*
S.A.C. Arbitrage Fund, LLC	$10,000,000	1.67%	105,613	*
Sagamore Hill Hub Fund, Ltd.	$20,000,000	3.33%	211,226	*
San Francisco City and Country ERS	$1,648,000	*	17,405	*
Satellite Asset Management, LP	$15,000,000	2.50%	158,419	*
Satellite Convertible Arbitrage Master Fund, LLC	$15,000,000	2.50%	158,419	*
SG Americas Securities, LLC	$4,000,000	*	42,245	*
Shell Pension Trust (core+)	$2,270,000	*	23,974	*
Silver Convertible Arbitrage Fund, LDC	$350,000	*	3,696	*
Southern Farm Bureau Life Insurance(4)	$1,100,000	*	11,617	*
Sphinx Convertible Arb Fund SPC c/o SSI Investment Mgt.	$815,000	*	8,607	*
Sphinx Convertible Arbitrage Fund SPC	$646,000	*	6,822	*
Sphinx Convertible Arbitrage SPC	$612,000	*	6,463	*
Sphinx Fund c/o TQA Investors, LLC	$912,000	*	9,631	*
SRI Fund, L.P.	$390,000	*	4,118	*
SSI Blended Market Neutral LP	$577,000	*	6,093	*
SSI Hedged Convertible Market Neutral LP	$554,000	*	5,850	*
State of Maryland Retirement Agency	$3,572,000	*	37,724	*

State of Oregon/Equity	$4,725,000	*	49,902	*
State of Oregon/SAIF Corporation	$4,600,000	*	48,581	*
Sterling Invest Co.	$650,000	*	6,864	*
Susquehanna Capital Group	$10,000,000	1.67%	105,613	*
Sygenta AG	$260,000	*	2,745	*
The Animi Master Fund, Ltd.	$12,000,000	2.00%	126,735	*
The Estate of James Campbell 222	$1,030,000	*	10,878	*
The Estate of James Campbell 394	$115,000	*	1,214	*
The Estate of James Campbell 968	$75,000	*	792	*
The Grable Foundation	$92,000	*	971	*
The Grady Hospital Foundation	$144,000	*	1,520	*
Total Fina Elf Finance USA, Inc.	$120,000	*	1,267	*
TQA Master Fund Ltd.	$6,613,000	1.10%	69,841	*
TQA Master Plus Fund Ltd.	$11,668,000	1.94%	123,229	*
Trustmark Insurance	$350,000	*	3,696	*
UBS AG F/B/O IPB Client	$1,500,000	*	15,841	*
UBS AG London Branch	$14,500,000	2.42%	153,138	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Ltd.	$3,000,000	*	31,683	*
UBS Securities LLC	$6,352,000	1.06%	67,085	*
Universal Investment Gesellschaft MSH, Ref. Aventis	$1,400,000	*	14,785	*
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	$475,000	*	5,016	*
US Bank FBO Benedictine Health Systems	$325,000	*	3,432	*
Viacom Inc. Pension Plan Master Trust	$34,000	*	359	*
Wachovia Capital Markets LLC	$3,050,000	*	32,211	*
Waterstone Market Neutral MAC 51, Ltd.	$2,500,000	*	26,403	*
Waterstone Market Neutral Master Fund, Ltd.	$13,882,000	2.31%	146,611	*
Xavex Convertible Arbitrage 2 Fund	$160,000	*	1,689	*
Xavex Convertible Arbitrage 4 Fund	$216,000	*	2,281	*
Xavex Convertible Arbitrage 5 Fund	$500,000	*	5,280	*
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$1,786,000	*	18,862	*
Xavex Convertible Arbitrage 10 Fund	$1,600,000	*	16,898	*
Zurich Institutional Benchmarks Master Fund Ltd.	$928,000	*	9,800	*
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	$1,278,000	*	13,497	*

Total**	$600,000,000	100%	6,336,780	*

*
Represents less than 1%

**
The sum of the listed principal amount of notes beneficially owned by the selling securityholders listed above is actually more than $600,000,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result we may have received beneficial ownership information from additional selling securityholders. The maximum principal amount of notes that may be sold under this prospectus will not exceed $600,000,000.

(1)
Assumes a conversion rate of 10.5613 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(2)
Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 10.5613 shares per $1,000 principal amount of notes.

(3)
We will identify any additional selling securityholders in a pre-effective or post-effective amendment to this registration statement.

(4)
The selling securityholder has represented in the Selling Securityholder Notice and Questionnaire that it is an "affiliate" of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

        Other than as may be stated in any prospectus supplement, none of the selling holders has had any material relationship with us or our affiliates within the past three years. All of the notes were "restricted securities" under the Securities Act prior to this registration.

PLAN OF DISTRIBUTION

        The selling holders and their successors, which includes their transferees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The notes and the underlying common stock may be sold in one or more transactions:

  •
  at fixed prices,

  •
  at prevailing market prices at the time of sale,

  •
  at prices related to such prevailing market prices,

  •
  at varying prices determined at the time of sale, or

  •
  at negotiated prices.

        Such sales may be effected in transactions in the following manner:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale,

  •
  in the over-the-counter market,

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market,

  •
  through the writing of options, whether such options are listed on an options exchange, or otherwise, or

  •
  through the settlement of short sales.

        Selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling holders from the sale of the notes or underlying common stock will be the purchase price of such notes or common stock less any discounts and commissions. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on The Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the underlying common stock may not be sold unless:

  •
  they have been registered or qualified for sale, or

  •
  an exemption from registration or qualification requirements is available and is met.

        The selling holders and any underwriters or broker-dealers that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of

Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling holders that have identified themselves as affiliates of broker-dealers have represented that they purchased the notes in the ordinary course of business, and at the time of the purchase, they did not have any agreements or understanding to distribute the notes. As such, they are not underwriters within the meaning of Section 2(11) of the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

        To the extent required,

  •
  the specific notes or common stock to be sold,

  •
  the name of the selling holders,

  •
  the respective purchase prices and public offering prices,

  •
  the names of any agent, dealer or underwriter, and

  •
  any applicable commissions or discounts with respect to a particular offer.

will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling holders and ImClone and their respective directors, officer and controlling persons against certain liabilities in connection with the offer and sale of the notes and common stock, including liabilities under the Securities Act.

        We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock, provided that each selling holder will be responsible for payment of commission, concessions and discounts of underwriters, broker-dealers or agents.

LEGAL MATTERS

        The validity of the notes and the shares of common stock issuable upon the conversion of the notes has been passed upon for ImClone by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The consolidated financial statements of ImClone Systems Incorporated and subsidiary as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        Our common stock is quoted on the Nasdaq National Market under the symbol "IMCL," and our SEC filings can also be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov.

        We incorporate by reference into this prospectus our filings (File No. 001-19612) listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished under Items 2.02 or 7.01 of Form 8-K, including any filings on or after the date of this prospectus, until either of the following has occurred:

  (1)
  all the notes have been sold, or

  (2)
  the holding period applicable to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision, has expired.

        The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (x) this prospectus or (y) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

  •
  Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2005; and

  •
  Our Current Reports on Form 8-K filed with the SEC on January 25, 2005, January 26, 2005, March 15, 2005, March 23, 2005, April 8, 2005, April 12, 2005, May 11, 2005, May 16, 2005, June 8, 2005, June 20, 2005, June 21, 2005 and July 15, 2005.

        You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (212) 645-1405 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard time:

ImClone Systems Incorporated
Attention: Investor Relations
180 Varick Street
New York, New York 10014

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
ImClone Systems Incorporated
THE OFFERING
RISK FACTORS
Risks Relating to Our Business
Risks Relating to Intellectual Property and Legal Matters
Risks Relating to the Notes and the Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION